Exhibit 10b.

WESTVACO CORPORATION ANNUAL AND LONG-TERM INCENTIVE PLAN FOR EXECUTIVES EXEMPT FROM INTERNAL REVENUE CODE SECTION 162(m)

Article I

Purpose and General Provisions

  Section 1.1 Purpose and Effective Date of Plan. The purpose of the Plan is to provide the Company with a method of rewarding and retaining senior management employees by providing them with cash incentive compensation.

  Section 1.2 Definitions. The following terms shall have the meanings set forth below for purposes of the Plan.

  Award: the amount (if any) that a Participant earns pursuant to an Award Opportunity, as determined by the Committee pursuant to Section 2.2.

  Award Opportunity: the opportunity given to a Participant to earn a cash incentive payment, in a specified amount or amounts, based upon the achievement of one or more specified Performance Goals.

  Board: the Board of Directors of the Company.

  Company: Westvaco Corporation, a Delaware corporation.

  Committee: the Compensation Committee of the Board.

  Deferral: as defined in Section 3.1.

  Disability: the absence of the Participant from his or her duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company.

  Employment Agreement: an individual employment agreement between the Company and a Participant.

  Long-Term Award: as defined in Section 2.1.

  Participant: a senior management employee of the Company designated by the Committee or the Chief Executive Officer of the Company other than those employees who participate in the Westvaco Corporation Annual and Long-Term Incentive Plan approved by the Company's shareholders.

  Performance Goal: a performance goal established by the Committee or the Chief Executive Officer of the Company, based on one or more of the following performance measures: revenues, profits, returns, shareholder value, cash flow, working capital, safety and environmental measures. Performance Goals may be measured at the corporate level or at a business unit level, and may be calculated on a pre-or post-tax basis and on an aggregate or a per-share basis.

  Plan: the Westvaco Corporation Annual and Long-Term Incentive Plan for Executives Exempt from Internal Revenue Code Section 162(m), as set forth herein.

  Retirement: retirement under any qualified pension plan of the Company in which the Participant participates.

  Short-Term Award: as defined in Section 2.1.

  Termination for Cause: with respect to any Participant, a Termination of Employment because of (1) the Participant's willful and continued failure to perform substantially the Participant's duties with the Company or one of its affiliates (other than such failure resulting from incapacity due to physical or mental illness) as determined by the Committee or, in the case of a Participant other than the Chief Executive Officer of the Company, by the Chief Executive Officer of the Company, in its or his or her sole discretion, as applicable, or (2) the Participant's willful engaging in illegal conduct, gross misconduct or a clearly established violation of the Company's Code of Conduct.

  Termination of Employment: with respect to any Participant, the date on which the Participant ceases, for any reason, to be an employee of the Company or any of its subsidiaries or affiliates. Without limiting the generality of the foregoing, unless the Committee Chief Executive Officer of the Company determines otherwise, a Participant shall be deemed to have a Termination of Employment if the entity by which he or she is employed ceases to be a subsidiary or affiliate of the Company as a result of a sale, spinoff or other corporate transaction.

  Section 1.3 Administration. The Committee or the Chief Executive Officer of the Company shall be responsible for administering the Plan in all respects, including without limitation designating the Participants, establishing rules and regulations for the operation of the Plan, and interpreting the Plan and all associated documentation. The Committee or the Chief Executive Officer may delegate the responsibility to carry out any purely ministerial responsibilities in connection with the Plan. However, in no event shall the following responsibilities be considered ministerial, and they shall be carried out only the Committee or the Chief Executive Officer: (i) the designation of Participants; (ii) the establishment of the terms and conditions of Award Opportunities; (iii) the certification of the achievement of Performance Goals; and (iv) the determination of the actual Awards to be paid to Participants.  All actions and determinations of the Committee or the Chief Executive Officer shall be taken in its sole discretion, and shall be binding and conclusive on Participants and all other parties.

  Section 1.4 Unfunded Plan. The Plan is intended to be an unfunded plan. Participants are and shall at all times be general creditors of the Company with respect to their Awards and Award Opportunities. If the Committee or the Company chooses to set aside funds in a trust or otherwise for the payment of Awards under the Plan, such funds shall at all times be subject to the claims of the creditors of the Company in the event of its bankruptcy or insolvency.

Section 1.5 Non-Transferability. None of the rights of Participants under the Plan or with respect to their Awards or Award Opportunities shall be transferable, except as specifically provided in Section 3.2(b) in the event of a Participant's death. Without limiting the generality of the foregoing, no such rights shall be transferable pursuant to a domestic relations order.

Article II

Establishment of Award Opportunities; Determination of Awards

  Section 2.1 Establishment of Award Opportunities. Within the period required to qualify for the Section 162(m) Exemption, The Committee or the Chief Executive Officer of the Company shall establish the terms and conditions (including without limitation the applicable Performance Goals) of all Award Opportunities for Participants for each fiscal year. Each Participant may be granted, for each fiscal year of the Company, one Award Opportunity payable shortly following the end of the current fiscal year (a "Short-Term Award") and one Award Opportunity payable shortly following the end of one or more subsequent fiscal years (a "Long-Term Award").

  Section 2.2 Determination of Awards. Following completion of the period during which the Performance Goal(s) for a particular Award Opportunity are to be achieved, the Committee or the Chief Executive Officer of the Company shall evaluate and certify in writing the degree to which the Performance Goal(s) have been met, and shall determine the actual amount of the Award that will be considered earned by the Participant (whether payable shortly following such determination or later, as provided in the terms of the Award Opportunity). In determining the achievement of Performance Goals, the Committee or the Chief Executive Officer shall disregard the impact of regulatory changes (such as changes to applicable accounting rules) made after the Performance Goals were established, as well as the impact of extraordinary items. The Committee or the Chief Executive Officer may determine that such actual Award amount will be less or more than, but not more, than the amount determined in accordance with the terms and conditions of the Award Opportunity when it was originally established.

  Section 2.3 Limitation on Awards. Notwithstanding any other provision of the Plan, the actual amount of any single Short-Term Award or Long-Term Award paid to any Participant may not exceed $2,000,000.

Article III

Payment of Awards

  Section 3.1 Normal Payment Schedule. If a Participant becomes entitled to a payment with respect to any Award Opportunity, such payment shall be made to the Participant in cash, as soon as practicable following the satisfaction of all requirements for receipt of such payment;

  provided, that such payment (a) shall not be made earlier than the time provided for in the applicable Award Opportunity, (b) may be deferred by the Participant in accordance with the terms of any deferred compensation plan of the Company in which he or she participates, to the extent allowed by such plan (a "Deferral"), and (c) shall be subject to all applicable tax and other withholding.

  Section 3.2 Termination of Employment. The consequences for a Participant's Awards and Award Opportunities of a Termination of Employment shall be as set forth below, unless otherwise provided in the terms and conditions of the applicable Award Opportunity.

(a)    Voluntary Termination; Termination for Cause. If a Participant experiences a Termination of Employment by the Participant's voluntary action (other than as a result of the Participant's death, Disability or Retirement), or by the Company for Cause, the Participant shall forfeit all Award Opportunities and all rights to receive payments of Awards that have been earned but not previously been paid to him or her (except to the extent not paid by reason of a Deferral, in which event the consequences of such Termination of Employment shall be governed by the applicable deferred compensation plan).

(b)    Death, Disability and Retirement. If a Participant experiences a Termination of Employment as a result of the Participant's death, Disability or Retirement, or by the Company for Cause, then (i) if the Committee or the Chief Executive Officer of the Company so determines, in its sole discretion, the Participant, or the Participant's estate, shall be entitled to receive payments with respect to Award Opportunities for which the performance period has not yet ended at the date of such Termination of Employment, at such times and in such amounts as would have applied, had the Participant not experienced a Termination of Employment (provided, that the amounts so paid may, in the Committee's or the Chief Executive Officer's discretion, be pro-rated to reflect the timing of the Termination of Employment); and (ii) any payments with respect to Awards that have been earned but not yet paid at the time of the Termination of Employment shall be paid to the Participant, or the Participant's estate, as soon as practicable after the Termination of Employment (except to the extent not paid by reason of a Deferral, in which event the consequences of such Termination of Employment shall be governed by the applicable deferred compensation plan).

(c)    Other Terminations. If the Participant experiences a Termination of Employment for any reason not described in Sections 3.2(a) and (b) above, the Committee or the Chief Executive Officer shall determine, in its sole discretion, the extent to which the Participant may receive payments with respect to any then-outstanding Awards and Award Opportunities; provided, that in no event shall such payments exceed the amounts that would have been paid had the Participant not experienced a Termination of Employment; and provided, further, that with respect to any Awards that have been earned but not paid by reason of a Deferral, the consequences of such Termination of Employment shall be governed by the applicable deferred compensation plan.

Article IV

Amendment and Termination of Plan

The Plan may be amended or terminated at any time by resolution of the Board of Directors of the Company; provided, that no such amendment or termination may alter the terms and conditions of any then-outstanding Award Opportunity or Award in a manner adverse to the Participant without the Participant's consent, and no such amendment or termination may alter the terms and conditions of any then-outstanding Award Opportunity or Award in a manner favorable to the Participant or that would otherwise cause such Award Opportunity or Award to cease to qualify for the Section 162(m) Exemption.

IN WITNESS WHEREOF the undersigned adopts this plan document effective November 28, 2000.

________________________ John A. Luke, Jr. Chairman, President and Chief Executive Officer

APPROVALS

BENEFIT PLANS ADMINISTRATION COMMITTEE

By______________________________ Gilbert M. Gillespie Chairman

LAW DEPARTMENT

By_____________________________ John J. Carrara Assistant General Counsel